Exhibit 3.1

THIRD AMENDMENT
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ZALATORIS II ACQUISITION CORP.

Pursuant to the Cayman Islands Companies Act

ZALATORIS II ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the Cayman Islands, does hereby certify as follows:

1. The name of the Corporation is Zalatoris II Acquisition Corp. The Corporation’s Memorandum and Articles of Association were filed in the Cayman Islands General Registry on March 11, 2021 (the “Original Charter”). A First Amendment to the Original Charter was filed in the Cayman Islands General Registry on July 29, 2021 (the “Amended Charter”). A Second Amendment to the charter was filed in the Cayman Islands General Registry on July 27, 2023 (the “Current Charter”).

2. This Third Amendment to the Amended and Restated Memorandum and Articles of Association amends the Current Charter.

3. This Third Amendment to the Amended and Restated Memorandum and Articles of Association were duly adopted in accordance with the Current Charter and the Companies Act (as revised) of the Cayman Islands as follows:

Item 4 of this Third Amendment to the Amended and Restated Memorandum and Articles of Association was duly adopted by the affirmative vote of the majority of the holders of outstanding Common Stock voting together as a single class.

4. Section 17.2 is hereby deleted in its entirety and replaced as follows:

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) at the election of the holder of such Class B Common Stock at any time prior to the closing of an initial business combination or otherwise automatically on the closing of such an initial business combination.

IN WITNESS WHEREOF, Zalatoris II Acquisition Corp. has caused this Third Amendment to the Amended and Restated Memorandum and Articles of Association to be duly executed in its name and on its behalf by an authorized officer as of this 29th day of December 2023.

ZALATORIS II ACQUISITION CORP.

By:
Name:	Paul Davis
Title:	Chief Executive Officer